NEWS RELEASE

Contact: Beverly L. Couturier

(508) 337-5111

HELIX TECHNOLOGY CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE IGC POLYCOLD SYSTEMS, INC.

MANSFIELD, MASSACHUSETTS, December 16, 2004... Helix Technology Corporation (Nasdaq: HELX) today announced it has agreed to acquire IGC Polycold Systems, Inc., a producer of high-speed water vapor cryopumping and cryogenic cooling products, for $49.2 million in cash at closing and up to $3.3 million in transaction-related tax payments. Polycold Systems, Inc., headquartered in Petaluma, California, is a wholly owned subsidiary of Intermagnetics General Corporation (Nasdaq: IMGC). The acquisition is expected to close in the first quarter of 2005 and is subject to customary closing conditions.

Commenting on the announcement, James Gentilcore, Helix Executive Vice President and Chief Operating Officer, said, "We are very pleased to add the products of Polycold Systems, Inc., to our portfolio of market-leading vacuum and cryogenic solutions. We have been impressed with the development of Polycold Systems' technology over the years, and their product lines complement and extend the product and market reach of our CTI-Cryogenics operations. Looking forward we see substantial opportunities to leverage the technical, manufacturing and global support capabilities of the two organizations for the benefit of our customers, employees and shareholders. Polycold Systems is roughly the size of our Granville-Phillips group and after closing will immediately add about 20 percent to our revenues and profits."

The Company has scheduled a conference call to discuss the transaction at 11:00 a.m. Eastern Time today. The dial-in number for domestic callers is (800) 762-7308 and (480) 629-9558 for international callers. A telephone replay of the call can be accessed for one week at (800) 475-6701 for domestic callers and (320) 365-3844 for international callers, Access Code 762644. The call will also be available live or as a replay for one week on the Investors section of the Helix Website located at www.helixtechnology.com.

Helix Technology Corporation is a global leader in the development and application of innovative solutions in the field of cryogenic and vacuum technology. Our CTI-Cryogenics and Granville-Phillips product offerings provide a broad range of components and subsystems that are key to the manufacture of semiconductors, flat panel displays and data storage devices. In addition, our highly regarded Global Support activity provides critical ongoing operational support services to semiconductor device producers throughout the world.

This press release contains forward-looking statements, including statements regarding the future performance of the Company's business and the semiconductor capital equipment industry, which are subject to a number of important factors that may cause actual results to differ materially from those indicated. These factors include, among others; the successful integration of IGC Polycold into the operations of Helix, market acceptance of and demand for the Company's products, the success of the Company's strategic initiatives, including its global support operations, the health of the global semiconductor capital equipment market and the timing and scope of any change in industry conditions, the Company's success in sustaining order bookings, and other risks contained in Exhibit 99.1 to the Company's Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this press release.